UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 9, 2016

PROS Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-141884	76-0168604
(Commission File Number)	(IRS Employer Identification No.)

3100 Main Street, Suite 900 Houston TX	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 335-5151

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2016, the Compensation Committee (“Committee”) of the Board of Directors of PROS Holdings, Inc. (the “Company”) approved a form of performance restricted stock unit agreement (“PSRU Agreement”) under the Company’s 2007 Equity Incentive Plan (the "Plan"). The Committee also approved the grant of performance restricted stock units (“PRSUs”) to the Company’s named executive officers (“NEOs”). Mr. Reiner was granted 200,000 PRSUs and Mr. Schulz was granted 60,000 PRSUs.

The PRSUs will vest if the average trailing closing price of the Company's Common Stock meets certain minimum performance hurdles for at least 105 calendar days prior to September 9, 2020, with 25% vesting at $27, an additional 25% vesting at $33, and the remaining 50% vesting at $41 (each, an "Average Per Share Closing Price"). The vesting of the foregoing awards to the NEOs may be accelerated (i) upon a Change in Control (as defined in the Plan) or (ii) in the event of an Involuntary Termination (as defined in the PRSU Agreement) of an NEO occurring within 120 days prior to a Change in Control or demonstrated by the NEO to the reasonable satisfaction of the Committee to have been at the request of a third party who is a party to such Change in Control, in each case, assuming for purposes of determining whether any acceleration should apply that the Average Per Share Closing Price is equal to the price per share received in connection with the Change in Control, subject to specified adjustments. The Committee believes these PRSUs further align the interests of the Company’s senior management with the Company’s shareholders and enhances the relationship between their pay and performance.

The above descriptions of the PRSUs and the PRSU Agreement are summaries and are qualified in their entirety by the full text of the PRSU Agreement, the form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.01	Form of Performance Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROS HOLDINGS, INC.

Date: September 9, 2016
/s/ Damian Olthoff
Damian Olthoff
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Form of Performance Restricted Stock Unit Agreement